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                                                                   EXHIBIT 2.1


                                                                Execution Copy







                            STOCK EXCHANGE AGREEMENT


                                      Among

                                 ORGANITECH LTD,

                       THE SHAREHOLDERS OF ORGANITECH LTD



                               INCUBATE THIS! INC.

                                       And

                                SHARONE PERLSTEIN



                                October 19, 2000



THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.
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                            STOCK EXCHANGE AGREEMENT

                  THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made this ____ day of October, 2000 by and among (i) Lior Hessel ("HESSEL"), Technion Entrepreneurial Incubator Company Ltd. ("TEIC", and collectively with HESSEL, the "Founding Organitech Shareholders"); (ii) D. G. Pizza Ltd. and Arie and Anat Heller (the "Outside Organitech Shareholders", and, collectively with the Founding Organitech Shareholders, the "Organitech Shareholders"); (iii) Organitech Ltd, a company formed under the Israeli Companies law ("Organitech");
(iv) Incubate This! Inc., a Colorado corporation ("Incubate") and (v) Sharone Perlstein ("Perlstein").


                                   BACKGROUND

A. Organitech is engaged in the business research and development related to automatic cultivation of agricultural products as described in Exhibit A attached hereto (the "Business").

B. . The issued and outstanding share capital of Organitech consists of 97,143 Ordinary Shares, all of which are owned by the Organitech Shareholders (the "Organitech Group Stock"), and 12,460 Preferred Shares, all of which are owned by Incubate.

C. Incubate holds certain warrants (the "Incubate Warrants") allowing it to purchase an aggregate amount of 53,602 shares of capital stock of Organitech.

D. Organitech is obligated to issue an aggregate amount of 8,500 shares to its employees under certain employee stock options.

E. Incubate desires to acquire the Organitech Group Shares thereby becoming the sole shareholder of Organitech.

F. Organitech Shareholders agree to transfer to Incubate the Organitech Group Shares in exchange for no less than 62.5% of Incubate's issued and outstanding shares (following such issuance) on a fully diluted basis.

                  NOW THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

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1.       DEFINITIONS ARTICLE

The following terms, as used herein, shall have the following respective meanings, unless the context otherwise require:

         1.1. "Accounts Receivable" shall mean all of the accounts receivable and notes receivable of Organitech or Incubate, as the case may be, created or arising in respect of the sale of products or services.

         1.2. "Affiliate" shall mean, as to any specified person, (a) any other person controlling, controlled by or under common control with such specified person, (b) any officer, director or partner of such specified person, (c) any other person of which such specified person is an officer, employee, agent, director, shareholder or partner or (d) any member of the Family Group of such specified person or of any individual who is an Affiliate of such specified person by reason of clause (a) or (b) of this definition. The term "control," with respect to any person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. "Family Group" means, as to any individual, such individual's spouse, ancestors, lineal descendants and trusts for the benefit of any of the foregoing, provided that all the income beneficiaries and remainderman of any such trust are such individual's spouse, ancestors or lineal descendants.

         1.3. "Books and Records" shall mean all records, documents, lists and files, relating to the business of the relevant entity, including, without limitation, executed originals of all contracts, purchase orders, sales orders, , lists of accounts, customers, suppliers and personnel, shipping records, historical sales data and all books, files and business records.

         1.4. "Business" shall have the meaning assigned to it in paragraph "A" of this section; Background of this Agreement.

         1.5. "Cash" shall mean all of the cash and cash equivalents of the relevant entity.

         1.6. "Closing" shall mean the consummation of the transactions contemplated to occur hereunder pursuant to Section 3 hereof.

         1.7. "Closing Date" shall mean November 10, 2000 or such (i) later date requested by Organitech in good faith as reasonably necessary to allow Organitech to complete its due diligence, or (ii) other date as shall be mutually agreed to in writing by Sharon, Incubate, Organitech and the Organitech Shareholders.

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         1.8. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.9. "Condition" shall mean the assets, liabilities, business, prospects, operations, results of operations or condition (financial or otherwise) of the relevant entity.

         1.10. "Consents" shall mean any consent, waiver, approval, authorization, certification or exemption required from any person or under any Contract or requirement of law, as applicable.

         1.11. "Contracts" shall mean any written or oral agreements, contracts, commitments, leases and other instruments, documents and undertakings.

         1.12. "Due Diligence Investigation" shall mean the Incubate Due Diligence and the Organitech Due Diligence, as the case may be, as defined in Sections 6.1 and 6.2 hereof, respectively.

         1.13. "Employees" shall mean each of the employees of the relevant entity.

         1.14. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         1.15. "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with preceding periods and consistent throughout the periods involved.

         1.16. "Governmental Entity" shall mean any federal, state or local governmental authority, or any domestic or foreign administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

         1.17. "Incubate Exchange Shares" shall have the meaning assigned to it in Section 2.1 hereof.

         1.18. "Incubate Financial Statements" shall have the meaning assigned to it in Section 5.8.

         1.19. "Incubate Public Shareholders" shall have the meaning assigned to it in Section 3.2.2.7.

         1.20. "Incubate Warrants" shall have the meaning assigned to it in Background section above.

         1.21. "Indemnifiable Losses" shall mean all Losses and Legal Expenses with respect to which a party is required to indemnify the other in accordance with Section 9.1.

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         1.22. "Indemnified Party" shall have the meaning assigned to it in
Section 9.2 hereof.

         1.23. "Indemnifying Party" shall have the meaning assigned to it in
Section 9.2 hereof.

         1.24. "Intellectual Property and Information" shall mean all the following used in the Business: patents, applications for patents, trademarks, trademark registrations, applications for trademark registrations, trade names, service marks, copyrights, computer software and applications, trade secrets, product related artwork and know-how, (including any registrations and applications for registration thereof).

         1.25. "Legal Expenses" shall mean any and all reasonable attorneys' fees and out-of-pocket expenses and costs of any kind incurred by such person and its counsel in any legal proceeding (whether as plaintiff or as defendant), including, without limitation, investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

         1.26. "Liabilities" shall mean any and all obligations or liabilities of any nature whatsoever, express or implied, matured or unmatured, disputed, liquidated, unliquidated, absolute, fixed or contingent, known or unknown (except as otherwise expressly set forth herein).

         1.27. "Liens" shall mean liens, pledges, claims, charges, security interests, and other encumbrances or rights of third parties of any nature whatsoever.

         1.28. "Losses" shall mean any and all damages, losses, obligations, deficiencies, Liabilities, claims, encumbrances, penalties, fines, costs and expenses, including, without limitation, any diminution in value of any real or personal property and Legal Expenses.

         1.29. "Original Date" shall mean the earliest date on which Perlstein became a shareholder, officer or director of Incubate.

         1.30. "Organitech Financial Statements" shall have the meaning assigned to it in Section 4.20 hereof.

         1.31. "Organitech Group Shares" shall mean all of the Organitech Shares except those shares owned by Incubate.

         1.32. "Organitech Shares" shall mean all shares of Organitech ordinary shares issued and outstanding as of the Closing Date.

         1.33. "Proprietary Information" shall mean the confidential information about a party furnished by it, or on its behalf, to any other party; provided, however, that Proprietary Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party in violation of this Agreement, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) becomes available to Incubate on a non-confidential basis from a person other than the disclosing party who is not otherwise bound by a confidentiality agreement with the disclosing party.

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         1.34. "SEC" shall mean the United States Securities and Exchange
Commission.

         1.35. "SEC Documents" shall have the meaning set forth in Section 5.33.

         1.36. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         1.37. "Survival Period" shall have the meaning assigned to it in
Section 9.4 hereof.

         1.38. "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, ad valore, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign, or (ii) all liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation ss.1.1502-6 or comparable law or regulation.

         1.39. "Tax Returns" shall mean any federal, state and local income and sales tax returns which are required to be filed any party.

2.       EXCHANGE OF SHARES

         2.1. The Exchange. Subject to the terms and conditions contained in this Agreement, effective upon the Closing on the Closing Date, the Organitech Shareholders shall sell, assign, transfer and deliver to Incubate the Organitech Group Shares in exchange for Seven Million Five Hundred Thousand 7,500,000) shares of common stock (the "Incubate Exchange Shares"), free and clear of all Liens, such that Organitech shall become a wholly-owned subsidiary of Incubate. The Incubate Exchange Shares shall constitute at least 62.5% of Incubate's issued and outstanding shares of capital stock following their issuance.

3.       CLOSING

         3.1. General. Unless otherwise agreed to by the parties hereto, the closing under this Agreement (the "Closing") will be held at Pepper Hamilton LLP, 1201 Market St., Wilmington, Delaware, USA.

         3.2. Deliveries. At the Closing and as a condition to Closing:

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              3.2.1. The Organitech Shareholders and Organitech will deliver to
Incubate:

                     3.2.1.1 Share Transfer Deeds properly executed evidencing all of the Organitech Group Shares, properly endorsed by the respective Organitech Shareholders, free and clear of any Liens and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of the Organitech Group Shares into Incubate's name;

                     3.2.1.2 All of the Books and Records of Organitech from the date of its formation to the present;

                     3.2.1.3 Resignations of all of the officers and directors of Organitech;

                     3.2.1.4 An estoppel certificate in form and substance reasonably satisfactory to Incubate executed by each of the Organitech shareholders listed on Schedule 3.2.1.4 hereto (which list shall include all Organitech's shareholders immediately prior to Closing hereunder) confirming, among other things, that (1) its/his sole rights with regard to Organitech are attributable to its/his ownership of the Organitech's shares; and (2) it/he has no other claims against, or rights in or against Organitech (including, without limitations, registration or other preference rights) and against any other shareholder, director or office holder; and (3) its rights attributable to its ownership of the Organitech Group Shares do not prevent or negate any of the transactions contemplated herein; and (4) the Company has no agreements, obligations, or promises, whether written or oral, with any of them.

                     3.2.1.5 An opinion letter of Organitech's Israeli counsel, dated as of the Closing Date, substantially set forth in Section 7.7 hereof; and

                     3.2.1.6 All other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Organitech Shareholders' obligations hereunder.

              3.2.2. Incubate will deliver to Organitech Shareholders:

                     3.2.2.1 Certificates evidencing the Incubate Exchange Shares, and evidence of the recording of the ownership of the Incubate Exchange Shares by the respective Organitech Shareholders', in the amounts proportional to their respective holding of the Shares as listed on Schedule 3.2.2.1, in Incubate's stock ledger;

                     3.2.2.2 Board resolutions authorizing the issuance of the Incubate Exchange Shares to the respective Organitech Shareholders;

                     3.2.2.3 The written resignation, effective upon the Closing Date, of all directors and officers of Incubate, except that of the Organitech Shareholders designees listed on Schedule 3.2.2.3, dated subsequent to the Board resolutions described in the preceding paragraph;

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                     3.2.2.4 Evidence reasonably satisfactory to the Organitech
Shareholders and their legal counsel that all of Incubate's available cash may be used for contribution to Organitech for use in its Business;

                     3.2.2.5 Audited financial statements of Incubate filed with the SEC;

                     3.2.2.6 A certificate from Sharone Perlstein certifying as to the representations and warranties of Incubate in Section 5 hereof;

                     3.2.2.7 An estoppel certificate in form and substance reasonably satisfactory to the Organtiech Shareholders executed by each of the Incubate inside shareholders listed on Schedule 3.2.2.7 hereto (which list shall include all Incubate's shareholders immediately prior to Closing hereunder, other than the public shareholders (the "Incubate Public Shareholders") which Incubate has represented constituting less than 2% of Incubate's issued stock as of Closing) confirming, among other things, that (1) its/his sole rights with regard to Incubate are attributable to its/his ownership of the Incubate's shares; and (2) it/he has no other claims against, or rights in, Incubate (including, without limitations, registration or other preference rights); and against any other shareholder, director or office holder; and (3) its rights attributable to its ownership of the Incubate shares do not prevent or negate any of the transactions contemplated herein; and (4) the Company has no agreement, obligations, or promises, whether written or oral, with any of them.

                     3.2.2.8 An opinion letter of Incubate's counsel, dated as of the Closing Date, substantially in form set forth in Sestion 8.7 hereof; and

                     3.2.2.9 All other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Incubate's obligations hereunder.

                     3.2.2.10 Evidence satisfactory to the Organitech Shareholders under which, at the time of Closing, Incubate does not own any assets other than cash in the bank, and that Incubate is not engaged in any business other than being a shareholder of Organitech and has no liabilities other than those set forth on Schedule 3.2.2.10 attached hereto.

                     3.2.2.11 All of the Books and Records of Incubate from the date of its formation to the present;

         3.3. Expenses. Except as otherwise expressly provided herein, each party shall bear its own costs incurred in connection with the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

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         3.4. Subsequent Documentation. Each party hereto shall at any time and from time to time upon the request of any other party hereto execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments, instruments of sale and transfer and other documents as may be reasonably required to fully effectuate the transactions contemplated herein.

         3.5 Incubate Warrants. The Incubate Warrants shall expire and be of no further effect as of Closing.

4.       REPRESENTATIONS AND WARRANTIES RESPECTING ORGANITECH.

                  The parties specified in each of the following sub-sections hereby, severally, make the following representations and warranties to Incubate, each of which shall survive the Closing and expire only in accordance with Section 9.4 hereof:

         4.1. Organization, Power and Authority. Organitech and the Founding Organitech Shareholders represent that Organitech is a corporation duly organized, validly existing and in good standing under the laws of Israel. Organitech has full corporate power and corporate authority, and all material governmental permits, licenses and consents, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Organitech does not own any equity interest in any corporation or other entity. Organitech has the power and authority to own its property and to carry on its business as presently conducted, and Organitech has the right, power, authority and capacity to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Organitech has the right, power, authority and capacity to enter into any agreements contemplated hereby and to perform its obligations hereunder. Correct and complete copies of the [Memorandum and Articles of Association ("Incorporation Documents").] of Organitech, as amended to date, have been previously delivered to Incubate.

         4.2. No Violation. Organitech represents that Organitech is not in violation of any term of its Incorporation Documents, as amended to date, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it.

         4.3. Restrictions. Each of the Organitech Shareholders, in his or its capacity as a shareholder of Organitech, hereby declares, represents and warrants that any restrictions on the sale and transfer of the Organitech Group Shares have been duly observed and that this Agreement is full evidence thereof.

         4.4. Authorization. Organitech and each of the Organitech Shareholders represent that this Agreement constitutes the valid and binding obligation of the Organitech Shareholders and Organitech, enforceable against each of them in accordance with its terms. The execution, delivery and performance of this

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Agreement has been duly authorized by all necessary corporate action of
Organitech, and by all necessary corporate actions on the part of each of the Organitech Shareholders.

         4.5. Capitalization of Organitech. Organitech and each of the Organitech Shareholders represent that: Organitech's authorized capital stock (the "Organitech Shares") consists of 3,000,000 shares of Ordinary Shares, of which 97,143 shares are issued and outstanding and owned of record and beneficially by the Organitech Shareholders in the respective amounts listed on
Schedule 4.5, and 500,000 Preferred Shares, of which 12,460 are issued and outstanding and, to the knowledge of Organitech, owned beneficially and as of record by Incubate. The Organitech Shares have been validly issued, fully paid and nonassessable and none of the Organitech Shares have been issued in violation of any preemptive or similar right. Except for the Organitech Shares, the warrants held by Incubate, and the employee stock options, Organitech has issued no other shares of capital stock, there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock or other equity securities of Organitech, and there are no outstanding debt securities of the Organitech convertible into equity securities or otherwise containing equity provisions. [Except as set forth in Schedule 4.5,] there are no restrictions on the transfer of Organitech's capital stock to Incubate other than those arising from applicable securities laws and the Chief Scientist Office.

         4.6. Each of the Organitech Shareholders represent that he has not entered into or granted any outstanding warrants, options, commitments, agreements or understandings with any person or entity (except for the transactions contemplated by this Agreement) to sell, transfer or otherwise dispose of any of the Organitech Group Shares.

         4.7. The Founding Organitech Shareholders represent that Organitech is not under any obligation whatsoever to issue any further shares or debentures and no resolution to that effect has been passed in respect of Organitech, other than to its employees under stock option plans which at the time of Closing shall be exchanged for options of Incubate.

         4.8. Title to Shares. The Organitech Shareholders represent that the Organitech Shareholders have good and valid title to the Organitech Group Shares, free and clear of all Liens [(except for any Liens disclosed on Schedule 4.8, each of which Liens will be discharged at the Closing)]. Upon delivery of the Organitech Group Shares to Incubate and receipt in exchange therefore of the Incubate Exchange Shares pursuant hereto, good and valid title to the Organitech Group Shares, free and clear of all Liens, will pass to Incubate.

         4.9. Subsidiaries; Investments in Other Entities. Organitech and the Founding Organitech Shareholders represent that Organitech has no direct or indirect investments in, and is not a party to any agreement, commitment or understanding requiring Organitech to purchase or acquire any interest in, the equity of any corporation, trust, partnership or business entity, or debt securities convertible into such securities or otherwise containing equity provisions.

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         4.10. No Conflicts; Absence of Restrictions. Organitech and the
Organitech Shareholders represent that except for third parties' consents which will be obtained prior to Closing, the execution, delivery and performance of this Agreement by the Organitech Shareholders and Organitech will not (i) contravene any provision of the Organitech's [Incorporation Documents, (ii) result in a breach of, or constitute a default under, any agreement or other document to which the Organitech Shareholders or Organitech is a party or by which the Organitech Shareholders or Organitech is bound, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law which is binding on the Organitech Shareholders or Organitech or on any of the Organitech Group Shares, or (iii) result in the creation or imposition of any mortgage, Lien, assessment, or restriction of any nature on any of the Organitech Group Shares or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any instrument or contract to which the Organitech Shareholders or Organitech is a party or by which the Organitech Shareholders or Organitech is bound.

         4.11. Government and Third-Party Approvals. Organitech and the Organitech Shareholders represent that [except for the approval by the Chief Scientist Office or as listed on Schedule 4.11 attached hereto,] no consent by, approval or authorization of or filing, registration or qualification with any Governmental Entity, or any corporation, person or other entity (including any party to any contract or agreement with the Organitech Shareholders or Organitech) is required (i) for the execution, delivery and performance of this Agreement by the Organitech Shareholders and Organitech, (ii) in connection with the consummation of the transactions contemplated hereby and thereby by either the Organitech Shareholders or Organitech, or (iii) in order to vest in Incubate good and marketable title in and to all of the Organitech Group Shares upon the Closing.

         4.12. Title to Assets; Adequacy of Assets. Organitech represents that it has good and marketable title to its properties and assets, whether tangible or intangible, and whether consisting of real or personal property, including, without limitation copyrights, patents, trademarks and other intangibles (if any) which it purports to own, as well as all of the properties and assets reflected in the FY 1999 Organitech Balance Sheet and those acquired since the date thereof (except in each case for properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof). On the Closing Date, Organitech will have good and marketable title to its properties and assets reflected in the Closing Date Balance Sheet. Except as set forth on Schedule 4.12, no property used by Organitech in connection with the Business is located other than in the possession of Organitech. All leases of personal property to which Organitech is a party, are fully effective and afford Organitech peaceful and undisturbed possession of the subject matter of the lease.

         4.13. Cash Accounts. Organitech represents that Schedule 4.13 lists each bank and mutual fund account and safe deposit box of Organitech and each person authorized to sign checks or withdraw funds from such accounts and to have access to such safe deposit boxes.

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         4.14. [Reserved]

         4.15. [Reserved].

         4.16. [Reserved]

         4.17. Intellectual Property and Information. Organitech and the Organitech Shareholders represents that no claim is pending or, to their knowledge, threatened to the effect that: (i) the present or past operations of the Business infringe upon or conflict with the asserted rights of any other person in respect of any Intellectual Property and Information or (ii) any Intellectual Property and Information is invalid or unenforceable.

         4.18. No Infringement. Organitech represents that to the best of its knowledge (without conducting a patent search), none of the patents, trademarks, trade names, service marks, copyrights, computer programs or trade secrets included within the Intellectual Property and Information infringes on the rights of third parties.

         4.19. [Reserved].

         4.20. Organitech Financial Statements.

               4.20.1. Incubate acknowledges that Organitech is a start-up company and has therefore no significant reportable financial information. Organitech shall have delivered to Incubate at or prior to Closing a balance sheet and a statement of income and retained earnings and statement of cash flow as of the most recent completed quarter (referred to collectively as the "Organitech Financial Statements").

               4.20.2. Organitech and Hessel represent that the Organitech Financial Statements shall fairly present the financial condition and the results of the operations Organitech as at the date thereof and for the periods reported therein.

               4.20.3. To the knowledge of Organitech and Hessel, Organitech has no Liabilities except as reflected in the Organitech Financial Statements or any Liabilities which arose after the date of the Agreement in the ordinary course of business of Organitech and in compliance with the covenants and agreements of Organitech herein contained.

         4.21. Affiliated Relationships. Organitech represents that all services rendered and all goods sold by (i) Organitech to any of the Organitech Shareholders or any Affiliate(s) of the Organitech Shareholders, or (ii) by any of the Organitech Shareholders or any Affiliate(s) of the Organitech Shareholders to Organitech, have been recorded in the accounts of Organitech at their full value as if they were transferred in arm's length transactions.

         4.22. Permits and Approvals. Organitech represents that Schedule 4.22 contains a true and correct description of all licenses, permits, approvals,

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authorizations, consents and registrations issued in favor of Organitech, all of which are in full force and effect and the Business is currently being operated in compliance in all material respects with the terms of each of the foregoing.

         4.23. Compliance with Law. Organitech represents that except as disclosed in Schedule 4.23, Organitech has complied in all material respects with each, and are not in violation of any, law, ordinance or governmental rule or regulation to which Organitech is subject and has not failed to obtain, or to adhere in all material respects to the requirements of, any license, permit or authorization necessary to the ownership of its assets or the operation of the Business.

         4.24. [Reserved]

         4.25. Litigation. Organitech represents that no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Organitech, threatened against Organitech or the transactions contemplated by this Agreement, and Organitech has no knowledge of any basis for any such litigation, arbitration, investigation or proceeding. Organitech is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

         4.26. Conduct of Business. Organitech represents that since the date of the Organitech Financial Statement, the Business has been conducted only in the ordinary course and in a manner consistent with past practices.

         4.27. [Reserved].

         4.28. Contracts, Leases, Etc.

Organitech represents that [except as listed and described on Schedule 4.28 or any other Schedule attached hereto,] Organitech is not a party to any written Contracts of the type described below:

               4.28.1. agreement or commitment with any current or former shareholder, director, or officer, or any of their Affiliates;

               4.28.2. agreement or commitment to sell or supply products or to perform services which obligates Organitech to sell products or perform services which involves in any one case $[10,000] which is not cancelable on thirty (30) days notice or less without penalty;

               4.28.3. ease under which Organitech is either lessor or lessee of personal property requiring annual lease payments (including rent and any other charges) in excess of $[10,000], and any lease under which Organitech is the lessor of real property;

               4.28.4. note, debenture, mortgage, pledge, charge, security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for borrowing or lending of money (including, without limitation, loans to or from current or former officers, directors, shareholders or any member of their Affiliates), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

               4.28.5. agreement, contract or commitment for any capital expenditure in excess of $[10,000];

               4.28.6. agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person;

               4.28.7. license, franchise, distributorship or other similar agreement, including those which relate in whole or in part to any patent, trademark, tradename, service mark or copyright or to any ideas, technical assistance or other know-how of or used by it in the operation of its Business;

               4.28.8. power of attorney granted by Organitech in favor of any person or entity;

               4.28.9. other agreement requiring payments or other consideration by or from Organitech in excess of $[10,000] during the remainder of its term; or

               4.28.10. licensing arrangements, joint ventures and royalty and franchise agreements.

               4.28.11. Organitech, and to the knowledge of Organitech, the other parties thereto, are in compliance with the provisions of each of the Contracts; neither Organitech nor, to the knowledge of Organitech, any of the other parties thereto, are in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Organitech, and any other party.

         4.29. [Reserved].

         4.30. Tax Audit and Returns. Organitech represents that Organitech has duly and timely filed all Tax Returns and has paid all Taxes shown thereon. Organitech has made sufficient provision for the payment of all Taxes required to be accrued which are not yet payable as of the Closing. The Tax Returns are true, complete and correct in all respects. No deficiency in the payment of any Taxes for any period to the date hereof has been assessed against the Organitech by any taxing authority which has not been discharged in full.

         4.31. [Reserved].

         4.32. [Reserved].

         4.33. [Reserved].

         4.34. Transactions with Affiliates. Organitech represents that there are no contracts, obligations or arrangements between Organitech and any current director, officer, shareholder or employee of Organitech or any Affiliate of any such person [except for those identified on Schedule 4.34 or another Schedule hereto, a complete copy of each of which (including all amendments) has been delivered to Incubate]. [Except as set forth on Schedule 4.34,] Organitech is not indebted to any of the the Organitech Shareholders or any of their Affiliates.

         4.35. Compensation to Employees, Etc. Organitech represents that
Schedule 4.35 lists each of its Employees. In addition, Schedule 4.35 lists (i) the base salary, as currently in effect, for each Employee, (ii) the bonus arrangements, if any, currently in effect for each of such Employees, (iii) the commission arrangements, if any, currently in effect for each of such Employees and (iv) the date on which the most recent salary increase went into effect for each of such Employees and the amount of each such increase. There are no Contracts (including, without limitation, collective bargaining agreements) with any officer, director, employee or independent contractor of the Company or any of its Subsidiaries[, except as set forth on Schedule 4.35]. There are no pension plans or profit sharing plans, commission agreements, bonus, stock options, other plans, agreements or arrangements providing for any officer, director, employee or independent contractor of the Organitech to receive any remuneration or other benefit[, except as set forth on Schedule 4.35]. There is not pending or, to the knowledge of Organitech , threatened any labor dispute or work stoppage involving any employee or independent contractor of, or affecting the Business, or any obligation to continue the employment or engagement of any of the officers, directors or employees of Organitech[, except as set forth on
Schedule 4.35].

         4.36. [Reserved].

         4.37. [Reserved].

         4.38. Investment Representation. Each Organitech Shareholder represents and warrants to and for the benefit of Incubate as follows:

               4.38.1. He or it is acquiring the Incubate Exchange Shares hereunder for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act;

               4.38.2. He or it, together with his or its financial advisors, have such knowledge and experience in business and financial matters so as to enable him or it to understand and evaluate the risks of his or its investment in the Incubate Exchange Shares and to form an investment decision with respect thereto.

               4.38.3. He or it understands that Incubate is not obligated to register the Shares under the Securities Act and, accordingly, that the Shares to be sold to him or it hereunder may have to be held indefinitely by him or it unless so registered under the Securities Act or unless an exemption from the registration provisions of the Securities Act is available.

               4.38.4. He or it, together with his or its attorneys and financial advisers, have been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement (i) to review, and have reviewed, such documents and written materials related to Incubate, its business and operations, and (ii) to ask, and have asked, questions of, and to secure such information from, Incubate and its respective officers and directors as he or it deems necessary to evaluate the merits and risks of entering into this Agreement and receiving the Incubate Exchange Shares in connection herewith.

               4.39. Corporate Records. Organitech represents that the corporate books and records of the Organitech have been maintained in accordance with applicable law, and fairly record and reflect all transactions material to the operations of Organitech.

               4.40. Statements and Other Documents Not Misleading. Organitech represents that neither this Agreement, including all schedules and exhibits hereto, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Organitech or the Organitech Shareholders to Incubate in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

               4.41. Statements True. Each of the Organitech Shareholders represents as to himself or itself that no financial statement, document or other instrument heretofore or hereafter furnished by each such Organitech Shareholder to Incubate authorizing the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

               4.42. Outside Organitech Shareholders. Anything set forth herein to the contrary notwithstanding, the Outside Organitech Shareholders have not, and shall not be deemed to have, made any representations, warranties, statements or covenants whatsoever to any other party hereto in connection with the transactions contemplated hereby, except for the representations set forth in Sections 4.4 and 4.6 above (which representations shall be severally with respect to each respective shareholder's shares) and their sole and limited obligation hereunder shall be to transfer at Closing to Incubate their respective shares in Organitech in exchange for the issuance to each of them of the Incubate Exchange Shares as contemplated herein.

5.       REPRESENTATIONS AND WARRANTIES RESPECTING INCUBATE

                  Incubate and Perelstein hereby make the following representations and warranties to Organitech and the Organitech Shareholders, each of which shall survive the Closing and expire only in accordance with
Section 9.4 hereof:

         5.1. Organization, Power and Authority. Incubate is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado. Incubate is not qualified to do business as a foreign corporation in any jurisdiction other than the State of Florida, and such qualification is not presently required. Incubate has full corporate power and corporate authority, and all material government permits, licenses and consents, to carry on the business in which it is engaged and to own and use the properties owned and used by it. At Closing, Incubate will not own any equity interest in any corporation or other entity other than Organitech.

         5.2. Due Authorization. The execution and delivery of this Agreement by Incubate and performance of the obligations of Incubate contemplated hereby have been duly and validly authorized by all necessary corporate action. Incubate has the right, power and authority to enter into and perform this Agreement and any other agreements contemplated hereby, and this Agreement constitutes the valid and binding obligations of Incubate, enforceable against Incubate in accordance with its terms.

         5.3. Issuance of Shares. Each of the Incubate Exchange Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of shareholders of Incubate, and will not impose personal liability on the holders thereof. No further approval or authority of the shareholders or the Board of Directors of Incubate is required for issuance and transfer of the Incubate Exchange Shares as contemplated in this Agreement. Subject to the accuracy of the Organitech Shareholders' representations and warranties in Section 4 of this Agreement, the issuance and transfer of the Incubate Exchange Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

         5.4. Capitalization of Incubate. The authorized capital stock of Incubate consists of (a) 800,000,000 shares of common stock, of no par value per share, of which only 4,500,000 will be issued and outstanding at Closing(the "Incubate Shares") and (b) 100,000,000 shares of preferred stock none of which are issued. The Incubate Shares have been validly issued, are fully paid, nonassessable, free of Liens, options, restrictions and legal or equitable rights of others not a party to this Agreement and have been issued in compliance with all federal and state securities laws. None of the Incubate Shares have been issued in violation of any preemptive or similar right. Except for the Incubate Shares, Incubate has issued no other shares of capital stock, there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock or other equity securities of Incubate, and there are no outstanding debt securities of Incubate convertible into equity securities or otherwise containing equity provisions. Incubate has not reserved any of its authorized shares of capital stock for any purpose. There are no restrictions on the transfer of Incubate's capital stock other than those arising from federal and state securities laws, and (b) except for this Agreement, Incubate has no understandings or agreements with any person or entity respecting Incubate's capital stock or other securities of the Incubate. Except as contemplated by this Agreement, Incubate is not under any obligation whatsoever to issue any further shares or debentures and no resolution to that effect has been passed in respect of Incubate. Immediately following the Closing, there will be 12 million shares of common stock issued and outstanding, the ownership of which is set forth in Schedule 5.4. [4.5M shares to pre-closing Incubate shareholders, 7.5M shares to Organitech Shareholders, and an additional 1M reserved to employees of Organitech under their stock options] All of the shareholders of Incubate have valid title to such shares and acquired their Incubate shares in a lawful transaction and in full compliance with all federal laws and state laws (including the respective securities laws). None of Incubate's issued shares, except for shares owned by the Incubate Public Shareholders, are or shall become tradable prior to May of 2001.

         5.5. Subsidiaries; Investments in Other Entities. Except for those ownership interests expressly identified in Schedule 5.5, Incubate has no direct or indirect investments in, and is not a party to any agreement, commitment or understanding requiring Incubate to purchase or acquire any interest in, the equity of any corporation, trust, partnership or business entity, or debt securities convertible into such securities or otherwise containing equity provisions. At Closing, Incubate shall have no subsidiaries or interests in entities other than Organitech.

         5.6. No Conflicts; Absence of Restrictions. The execution, delivery and performance of this Agreement by the Incubate will not (i) contravene any provision of Incubate's Articles of Incorporation or Bylaws, (ii) result in a breach of, or constitute a default under, any agreement or other document to which Incubate is a party or by which Incubate is bound, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law which is binding on Incubate or on any of the Incubate Exchange Shares or any of Incubate's assets, or (iii) result in the creation or imposition of any mortgage, Lien, assessment, or restriction of any nature on any of the Incubate Exchange Shares or any of Incubate's assets or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any instrument or contract to which Incubate is a party or by which Incubate is bound. Incubate is not in violation of its Articles of Incorporation or Bylaws, and Incubate is not in default (and no event has occurred which with notice or lapse of time or both could put Incubate in default) under any agreement, indenture or instrument to which Incubate is a party or by which any property or assets of Incubate are bound or affected. Incubate is not conducting its business in violation of any law, ordinance or regulation of any Governmental Entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws or any listing agreement with any securities exchange or automated quotation system, Incubate is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and transfer the Incubate Exchange Shares in accordance with the terms hereof. In the case of the issuance and transfer of the Incubate Exchange Shares, all consents, authorizations, orders, filings and registrations which Incubate is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         5.7. Title to Properties and Assets; Liens, etc. Incubate has good and marketable title to its properties and assets, in each case subject to no mortgage, Lien or lease, other than the lien of current taxes not yet due and payable. At Closing, the only assets of Incubate shall be Cash in an amount no less than [$3,000,000] and shares in Organitech.

         5.8. Incubate Financial Statements. Incubate has delivered to Organitech audited consolidated financial statements of Incubate (including balance sheet and profit and loss statement) for the periods ended [December 31, 1998, 1999 and June 30, 2000 YTD] (collectively, the "Incubate Financial Statements"). The Incubate Financial Statements have been prepared in accordance with GAAP. The Incubate Financial Statements fairly present the financial condition and operating results of Incubate as of the dates, and for the periods, indicated therein. Except as set forth in the Incubate Financial Statements, Incubate has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to [June 30, 2000] and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Incubate Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of Incubate. Except as disclosed in the Incubate Financial Statements, Incubate is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         5.9. Absence of Certain Changes. Since June 30, 2000, there has not been (a) any material adverse change in or affecting the condition, financial or otherwise, or in the earnings or assets of Incubate, whether or not arising in the ordinary course of business, (b) any transactions entered into by Incubate, other than those in the ordinary course of business, which are material with respect to Incubate, (c) any dividend or distribution of any kind declared, paid or made on the capital stock of Incubate, or (d) any loss or damage (whether or not insured) to the physical property or assets of Incubate which has a material adverse effect.

         5.10. Material Contracts and Commitments. Neither Incubate, nor to Incubate's knowledge, any third party, is in default under any contract, agreement or instrument to which Incubate is a party.

         5.11. Employees. Incubate does not have, and at Closing will not have, any employee. No prior employee of Incubate has any claim whatsoever against Incubate arising out of such employment.

         5.12. Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Incubate is required in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except (a) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the issuance and transfer of the Incubate Exchange Shares under the applicable Blue Sky laws, which filing and qualification, if required, will be accomplished in a timely manner prior the Closing [Form D?]. Incubate has all governmental permits, business and other approvals necessary to conduct business as currently and proposed to be conducted.

         5.13. Disclosure. This Agreement and the Schedules attached hereto, when taken together, do not contain and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made not misleading.

         5.14. Absence of Liabilities. Incubate has no Liabilities except as set forth on Schedule 5.14 hereto, all of which are reflected in the Incubate Financial Statements.

         5.15. Affiliated Relationships. All services rendered and all goods sold by Incubate to any of its directors, officers, shareholders, or any Affiliate(s) of the foregoing, have been recorded in the accounts of Incubate at their full value as if they were transferred in arm's length transactions. At Closing, there shall be no outstanding agreement between Incubate, on the one hand, and any other person, on the other hand, including without limitation any employment, consulting, warrant, option, registration right or preemptive right agreement [except for the written agreement entered into prior to the date hereof and specifically identified on Schedule 5.15 attached hereto]. Without limiting the generality of the foregoing , the shareholders of Incubate have no claims or right of action whatsoever against or from Incubate, either as directors, officers, shareholders, investors, employees or otherwise and any right that may have accrued to any of the shareholders of Incubate (in whatever capacity), whether at law, in equity or pursuant to any agreement, has been (or will be) fully satisfied or waived in writing, prior to Closing.

         5.16. Real Property, Environmental and Safety Laws. Incubate owns no real property. Incubate is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         5.17. No Conflict of Interest; Guarantees. Incubate is not indebted, directly or indirectly, or committed to make loans or extend credit, to any of its shareholders, officers or directors or to any member of their immediate family, in any amount whatsoever. None of Incubate's shareholders, officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Incubate or have any direct or indirect ownership interest in any firm or corporation with which Incubate in affiliated or with which Incubate has a business relationship, or any firm or corporation which competes with Incubate. None of Incubate's shareholders, officers or directors or any members of their immediate families are directly or indirectly interested in any material contract with Incubate. Incubate is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         5.18. No Conflicts; Absence of Restrictions. The execution, delivery and performance of this Agreement by Incubate will not (i) contravene any provision of the Incubate's Articles of Incorporation or Bylaws, (ii) result in a breach of, or constitute a default under, any agreement or other document to which Incubate is a party or by which Incubate is bound, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law which is binding on Incubate or on any of the Incubate Exchange Shares or any of Incubate's assets, or (iii) result in the creation or imposition of any mortgage, Lien, assessment, or restriction of any nature on any of the Incubate Exchange Shares or any of Incubate's assets or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any instrument or contract to which Incubate is a party or by which Incubate is bound.

         5.19. No Violations.

               5.19.1. Incubate is not in violation of its Articles of Incorporation or Bylaws, and Incubate is not in default (and no event has occurred which with notice or lapse of time or both could put Incubate in default) under any agreement, indenture or instrument to which Incubate is a party or by which any property or assets of Incubate are bound or affected.

               5.19.2. Incubate is not conducting its business in violation of any law, ordinance or regulation of any Governmental Entity.

               5.19.3. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws or any listing agreement with any securities exchange or automated quotation system, Incubate is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and transfer the Incubate Exchange Shares in accordance with the terms hereof. In the case of the issuance and transfer of the Incubate Exchange Shares, all consents, authorizations, orders, filings and registrations which Incubate is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         5.20. Title to Properties and Assets; Liens, etc. Incubate has good and marketable title to its properties and assets, in each case subject to no mortgage, Lien or lease.

         5.21. [Reserved].

         5.22. [Reserved].

         5.23. [Reserved]

         5.24. [Reserved]

         5.25. [Reserved]

         5.26. [Reserved]

         5.27. Tax Audit and Returns. Incubate has duly and timely filed all Tax Returns and has paid all Taxes shown thereon. Incubate has made sufficient provision for the payment of all Taxes required to be accrued which are not yet payable as of the Closing. The Tax Returns are true, complete and correct in all respects. No deficiency in the payment of any Taxes for any period to the date hereof has been assessed against the Incubate by any taxing authority which has not been discharged in full.

         5.28. Litigation. No litigation, arbitration, investigation or other proceeding before any court, arbitrator or governmental or regulatory official, body or authority is pending or threatened against Incubate relating to, or impairing Incubate's ability to perform its obligations under, the transactions contemplated by this Agreement, and Incubate does not know of any basis for such litigation, arbitration, investigation or proceeding. Incubate is not in default with respect to any judgment, order or decree of any court or governmental agency or instrumentality.

         5.29. Transfer Tax. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the issuance and transfer to the Organitech Shareholders of the Incubate Exchange Shares will be, or will have been, fully paid provided for by Incubate.

         5.30. Commission. Neither Incubate nor anyone acting on its behalf has made any agreement or taken any action which may cause anyone claiming through Incubate to become entitled to a commission as a result of the purchase of the Shares and the consummation of the other transactions pursuant to this Agreement.

         5.31. Financial Ability. Incubate has the financial resources to consummate the transactions contemplated hereby. Performance by Incubate of its obligations at Closing is not contingent on Incubate's obtaining outside funding.

         5.32. Investment Representation of Incubate. Incubate represents and warrants to and for the benefit of the Organitech Shareholders and Organitech as follows:

               5.32.1. It is acquiring the Organitech Group Shares hereunder for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933 (the "Securities Act").

               5.32.2. It, together with its financial advisors, have such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of its investment in the Organitech Group Shares and to form an investment decision with respect thereto.

               5.32.3. It understands that neither Organitech nor the Organitech Shareholders are obligated to register the Organitech Group Shares under the Securities Act or any other securities act and, accordingly, that the Organitech Group Shares to be sold to it hereunder may have to be held indefinitely by it unless so registered under applicable securities laws or unless an exemption from the registration is available.

               5.32.4. It, together with its attorneys and financial advisers, have been afforded the opportunity during the course of negotiating the transactions contemplated by this Agreement (i) to review, and have reviewed, such documents and written materials related to Organitech, its business and operations, and (ii) to ask, and have asked, questions of, and to secure such information from, the Organitech Shareholders and Organitech and its respective officers and directors as it deems necessary to evaluate the merits and risks of entering into this Agreement and receiving the Organitech Group Shares in connection herewith.

               5.32.5. The Outside Organitech Shareholders have made no representations to Incubate regarding Organitech, and Incubate has not relied on any information it may have received from or on behalf of the Outside Organitech Shareholders in its exchange of the Incubate Exchange Shares for the Organitech Group Shares.

               5.32.6. The Founding Organitech Shareholders made no representations regarding Organitech other than those expressly made by them herein, and Incubate has not relied on any information it may have received from or on behalf of the Founding Organitech Shareholders in its exchange of the Incubate Exchange Shares for the Organitech Group Shares.

         5.33. SEC Documents, Financial Statements. Incubate has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the "SEC Documents"). Since the Original Date, and to Incubate and Perlstein's knowledge also prior to the Original Date, all such filings of SEC Documents were done timely. Incubate has delivered to the Organitech Shareholders, or the Organitech Shareholders have had access to, true and complete copies of the SEC Documents, except for such exhibits and incorporated documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim consolidated statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Incubate as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements included in the SEC Documents, Incubate has no liabilities, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements, (y) liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements, and (z) obligations under contracts and commitments not required under generally accepted accounting principles to be reflected in such financial statements. Such liabilities and obligations would not, individually or in the aggregate, have a material adverse effect.

         5.34. Available Cash. Immediately following the Closing, Incubate shall have Cash in an amount no less than Three Million U.S. Dollars (US$3,000,000). All of Incubate's Cash or any other assets of Incubate shall be available without restriction immediately following the Closing for contribution to investment in Organitech.

         5.35. Accounts Receivable. Incubate has no Accounts Receivable.

         5.36. No Integrated Offering. All offers and sales of capital stock of Incubate before the date of this Agreement were at all relevant time duly registered under or exempt from the registration requirements of the Securities Act and were duly registered or subject to an available exemption from the registration requirements of the applicable state securities or Blue Sky laws. Neither Incubate nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Incubate Exchange Shares to the Organitech Shareholders. The issuance of the Incubate Exchange Shares to the Organitech Shareholders will not be integrated with any other issuance of Incubate's securities (past, current or future) for purposes of the Securities Act or any applicable rules of any stock exchange applicable to Incubate.

         5.37. Investment Company Status. Incubate is not and upon consummation of the transfer and issuance of the Incubate Exchange Shares will not be an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investments company" as such terms are defined in the Investment Company Act of 1940, as amended.

         5.38. Offering Materials. Incubate has not taken any action to sell, offer for sale or solicit offers to buy any securities of Incubate which would bring the issuance and transfer of the Incubate Exchange Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of
Section 4 of the Securities Act.

         5.39. OTCBB Compliance. Incubate's common stock, with no par value is registered pursuant to Section 12(g) of the Exchange Act and is quoted on the OTC Electronic Bulletin Board ("OTCBB"). The Company has taken no action designed to terminate the registration of such common stock under the Exchange Act or to terminate its registration from quotation on the OTCBB. Incubate is not aware of, and has not received any notice of, any efforts or actions to terminate the registration of such common stock under the Exchange Act or to terminate its registration from quotation on the OTCBB.

         5.40. No Power to Bind. Schedule 5.40 attached hereto sets forth the names of all persons who had either express or apparent authority to bind Incubate at any time since the Original Date. As of the date hereof and until Closing, no person other than Perlstein shall have, or be granted, any authority to bind Incubate.

         5.41. Information Complete. Organitech Shareholders shall have received prior to Closing from, or on behalf of, Incubate all of Incubate's books and records related to Incubate's corporate, financial and business affairs.

         5.42. Perlstein's Obligations. Perlstein's liability with respect to representations and warranties set forth in this Section 5 related to matters which occurred prior to the Original Date, shall be limited to Perlstein's knowledge.

         5.43. RISK FACTORS. INCUBATE IS ENTERING INTO THIS TRANSACTION BASED ON ITS OWN ASSUMPTIONS, INVESTIGATIONS AND FORCASTS. INCUBATE HAS BEEN GIVEN ALL THE INFORMATION REQUESTED AND DEEMED NECESSARY BY IT, INCLUDING ACCESS TO

ORGANITECH INTELLECTUAL PROPERTY, THE RIGHT TO RECEIVE INFORMATION FROM ORGANITECH'S PATENT ATTORNEY, AND THE RIGHT TO OBTAIN AN OPINION FROM ITS OWN INTELLECTUAL PROPERTY COUNSEL. INCUBATE IS AWARE THAT ORGANITECH IS A START UP COMPANY WHICH MAY OR MAY NOT ALWAYS BECOME SUCCESSFUL. INCUBATE IS ALSO AWARE THAT THE BUSINESS OF ORGANITECH RELATES TO A DIFFERENT APPROACH TO PRODUCTION OF AGRICULTURAL PRODUCTS AND TO CONSUMERS' HABITS WHICH HAVE NOT BEEN TESTED AND MAY NOT BE SUCCESSFUL. ORGANITECH AND THE FOUNDING ORGANITECH SHAREHOLDERS DISCLAIM ANY EXPRESS OR IMPLIED PROMISE, REPRESENTATION AND/OR WARRANTY WITH RESPECT TO THE FUTURE SUCCESS OF THE TECHNOLOGY AND/OR PROCESSES USED BY ORGANITECH AND/OR THE MERCHANTABILITY OF THE TECHNOLOGY AND/OR THE COMMERCIAL SUCCESS OF ITS PRODUCTS AND/OR THAT ORGANITECH WILL BE ABLE TO DEVELOP A PRODUCT FREE OF ANY INFRINGMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHT AND/OR THE SUITABILITY OF THE TECHNOLOGY FOR REGULATROY APPROVALS AS MAY BE NECESSARY IN VARIOUS COUNTRIES FOR THE MANUFACTURE, USE OR SALE OF PRODUCTS.

6.       CERTAIN COVENANTS AND OTHER MATTERS.

         6.1. Corporate Examinations and Investigations By Incubate. Between the date hereof and the Closing Date, Organitech agrees to cooperate (and to cause Organitech and its officers employees, consultants, agents, attorneys and accountants to cooperate) fully with Incubate and with its counsel, accountants and representatives in the conduct of their Due Diligence investigation of Organitech from legal, environmental, insurance, valuation and solvency perspectives and, in connection with such Due Diligence investigation, to grant to Incubate and such representatives access to the properties, books and records, contracts, employees, customers, creditors, landlords, vendors and suppliers of Organitech (the "Incubate Due Diligence Investigation"). Incubate will use its best efforts to complete the Incubate Due Diligence Investigation as promptly as reasonably practicable.

         6.2. Corporate Examinations and Investigations By Organitech. Between the date hereof and the Closing Date, Incubate agrees to cooperate (and to cause its officers employees, consultants, agents, attorneys and accountants to cooperate) fully with Organitech and the Organitech Shareholders and with their counsel, accountants and representatives in the conduct of their Due Diligence investigation of Incubate from legal, environmental, insurance, valuation and solvency perspectives and, in connection with such Due Diligence investigation, to grant to Organitech, Organitech Shareholders and such representatives access to the properties, books and records, contracts, employees, customers, creditors, landlords, vendors and suppliers of Incubate (the "Organitech Due Diligence Investigation"). Organitech and Organitech Shareholders will use their best efforts to complete the Organitech Due Diligence Investigation as promptly as reasonably practicable.

         6.3. Confidentiality. Unless otherwise agreed to in writing by the parties hereto, each of the parties hereto agrees for itself, its agents and employees (i) to keep all Proprietary Information (as hereafter defined) confidential and not to disclose or reveal any Proprietary Information to any person other than its officers, directors, affiliates, employees, attorneys, accountants, other agents and representatives who are participating in the evaluation of the respective company and the transactions contemplated hereby or who otherwise need to know the Proprietary Information for the purpose of evaluating the respective company and/or the transactions contemplated hereby; and (ii) not to use the Proprietary Information for any purpose other than in connection with the evaluation and/or consummation of the transactions contemplated hereby. The obligations under this Section 6.3 shall terminate upon the earlier of (i) the Closing Date or (ii) one (1) year from the date of termination of this Agreement. If the Closing is not consummated, each party will, upon the request of the other party, destroy or return to the disclosing party, as the case may be, all Proprietary Information which is in writing or can otherwise be destroyed or returned.

         6.4. Notice of Change. Each party covenants and agrees to provide the other parties with immediate notice of any occurrence which renders any of such party's (or its Affiliate's) representations and warranties set forth herein untrue in any material respect.

         6.5. Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the exchange of the Organitech Group Shares and the Incubate Exchange Shares, or as the other party hereto may reasonably request in order to carry out this Agreement and the transactions contemplated hereby. Incubate, Perlstein, Organitech and the Organitech Shareholders shall use their best efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the transactions contemplated hereby or which, if not obtained, would materially adversely affect the Condition.

         6.6. Compliance With Chief Scientist Office. The parties hereto covenant to cause Incubate and Organitech to comply, following Closing, with all the rules and regulations of the Israeli Office of Chief Scientist applicable to Incubate and/or Organitech.

7.       CONDITIONS TO THE OBLIGATION OF INCUBATE

                  The obligation of Incubate to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by Incubate:

         7.1. Due Diligence. Incubate shall have completed the Incubate Due Diligence.

         7.2. OCS Approval. The Israeli Office of Chief Scientist shall have approved the transactions contemplated under this Agreement.

         7.3. Representations and Warranties True. The representations and warranties of Organitech and the Organitech Shareholders contained in this Agreement and the information contained in the Schedules to this Agreement and any closing documents delivered by Organitech and the Organitech Shareholders in connection with this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing Date as though made at such time[, and the Organitech Shareholders (with respect to themselves) and the President or a Vice President of Organitech (with respect to Organitech) shall have executed and delivered to Incubate a certificate to that effect].

         7.4. Performance of Obligations. The obligations of Organitech and the Organitech Shareholders to be performed by any of them on or before the Closing pursuant to the terms of this Agreement shall have been substantially performed and complied with in all material respects [and, at the Closing, the Organitech Shareholders (with respect to themselves) and the President or a Vice President of Organitech (with respect to Organitech) shall have executed and delivered to Incubate a certificate to that effect].

         7.5. Absence of Litigation. There shall not be any litigation, action or proceeding pending (including, without limitation, any litigation or proceeding arising under antitrust or securities laws) to restrain or invalidate the exchange of the Shares and the Incubate Exchange Shares or the other transactions contemplated herein.

         7.6. Delivery of Specified Documents. Organitech shall have delivered to Incubate all of the documents and instruments specified in Section 3.2.1 hereof on or prior to the Closing Date.

         7.7. Opinion of Counsel for Organitech. The Organitech Shareholders shall have delivered to Incubate an opinion of their Israeli counsel, dated the Closing Date [in the form, scope and substance reasonably satisfactory to Incubate and containing opinions to the effect that:

               7.7.1. Organitech is a corporation duly incorporated, validly existing and in good standing under the laws of Israel;

               7.7.2. Organitech and the Organitech Shareholders have the right, power, authority and capacity to enter into this Agreement and to perform their respective obligations under this Agreement, and the Organitech Shareholders have the right, power, authority and capacity to sell, assign, transfer, convey and deliver the Organitech Group Shares to Incubate pursuant to this Agreement;

               7.7.3. The execution, delivery and performance of this Agreement by Organitech and the Organitech Shareholders, will not contravene any provision of Organitech's [Charter documents] and will not result in a breach of, or constitute a default under, any agreement or other document to which Organitech or the Organitech Shareholders is a party or by which Organitech or the Organitech Shareholders are bound and of which such counsel has knowledge, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law known to such counsel to be binding on Organitech or the Organitech Shareholders on any of the Organitech Group Shares or any of Organitech's assets, or result in the creation or imposition of any mortgage, Lien, assessment, encumbrance, or restriction of any nature on any of the Organitech Group Shares or any of Organitech's assets or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any instrument or contract to which Organitech or the Organic Shareholders are a party or by which Organitech or the Organitech Shareholders is bound and of which such counsel has knowledge;

               7.7.4. This Agreement constitutes the valid and binding obligation of Organitech and the Organitech Shareholders, enforceable against each of them in accordance with their terms, subject to bankruptcy, reorganization, moratorium, insolvency or other laws and decisions affecting creditors' rights generally, public policy considerations and general equity principles. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and shareholder action of the Organitech;

               7.7.5. No consent by, approval or authorization of or filing, registration or qualification with any governmental authority is required (i) for the execution, delivery and performance of this Agreement by the Organitech and the Organitech Shareholders, (ii) in connection with Organitech and the Organitech Shareholders'consummation of the transactions contemplated hereby and thereby or (iii) in order to vest in Incubate good and marketable title in and to all of the Shares upon the Closing;

               7.7.6. The instruments of transfer of the Shares delivered by the Organitech Shareholders to Incubate at the Closing (i) have been duly authorized and executed by the Organitech Shareholders, and (ii) assuming the Incubate Exchange Shares have been issued, delivered and transfered to the Organitech Shareholders in accordance with this Agreement, are sufficient to convey the

Organitech Shareholders' interest in and to the Organitech Group Shares to Incubate;

               7.7.7. Organitech's authorized capital stock consists of three million (3,000,000) Ordinary Shares and five hundred thousand (500,000) Preferred Shares , and to the best knowledge of such counsel, the Organitech Group Shares are the only shares of capital stock of the Company issued and outstanding except for the share of capital stock of the Organitech owned by Incubate.

               7.7.8. Such counsel has no knowledge, without having undertaken an independent investigation, of (x) any order, notice, claim, litigation, proceeding or investigation by or before any court or governmental agency pending against or directly affecting Organitech or any of the Organitech Shareholders, or (y) any action or proceeding instituted or threatened by or before any court or other governmental body to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

8.       CONDITIONS TO THE OBLIGATIONS OF ORGANITECH AND THE ORGANITECH
SHAREHOLDERS.

                  The obligation of Organitech and the Organitech Shareholders to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by Organitech and the Organitech Shareholders:

         8.1. Due Diligence. Organitech and Organitech Shareholders shall have completed the Organitech Due Diligence to their satisfaction (including, without limitation, satisfactory conclusion of its review of Incubate's past activities including liabilities, taxes, and filing compliance, under any applicable law including the Security Act). Without limiting the foregoing, Organitech and Organitech Shareholders shall not be deemed to have concluded a Due Diligence review as to any matter solely by reason that such matter was, or could have been, known to either of them as of the execution of this Agreement.

         8.2. OCS Approval. The Israeli Office of Chief Scientist shall have approved the transactions contemplated under this Agreement.

         8.3. Tax Ruling. Organitech shall have received a pre-ruling from the Israeli Tax Commission confirming that (a) the transactions contemplated by this Agreement shall not be considered as a tax event and (b) Capital Gains Tax shall apply to the Organitech Shareholders only at the time that any such Organitech Shareholder sells the Incubate Exchange Shares which he or it will receive under this Agreement.

         8.4. Representations and Warranties True. The representations and warranties of Incubate and Perlstein contained in this Agreement and the information in the Schedules to this Agreement and any closing documents delivered by Incubate in connection with this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing Date as though made at such time and, at the Closing, Incubate shall have delivered to Organitech and the Organitech Shareholders a certificate to that effect signed by its President.

         8.5. Performance of Obligations. Each of the obligations of Incubate to be performed by it on or before the Closing pursuant to the terms of this Agreement shall have been performed and complied with in all respects and, at the Closing, Incubate shall have delivered to Organitech and the Organitech Shareholders a certificate to that effect signed by its President.

         8.6. Absence of Litigation. There shall not be any litigation or proceeding, pending or threatened (including, without limitation, any litigation or proceeding arising under antitrust or securities laws), to restrain or invalidate the exchange of the Organitech Group Shares and the Incubate Exchange Shares or the other transactions contemplated herein.

         8.7. Delivery of Specified Documents. Incubate shall have delivered to Organitech and the Organitech Shareholders all of the documents and instruments specified in Section 3.2.2 hereof on or prior to the Closing Date.

         8.8. Shareholders Approval. This Agreement and the transactions contemplated hereby shall have been approved by Perlstein and all Incubate's shareholders, other than the Incubate Public Shareholders.

         8.9. Opinion of Counsel for Incubate. Incubate shall have delivered to the Organitech Shareholders an opinion of its counsel, Donald F. Mintmire, dated the Closing Date, to the effect that:

               8.9.1. Incubate is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado (or, in the event of a Delaware domestication pursuant to Section 8.10 hereof: Incubate is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a successor by operation of law to Incubate This! Inc., a Colorado corporation);

               8.9.2. Incubate has the right, power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement, and has the right, power, authority and capacity to issue the Incubate Exchange Shares to the Organitec Shareholders pursuant to this Agreement;

               8.9.3. The execution, delivery and performance of this Agreement by Incubate, will not contravene any provision of Incubates's Articles of Incorporation and Bylaws and will not result in a breach of, or constitute a default under, any agreement or other document to which Incubate is a party or by which Incubate is bound and of which such counsel has knowledge, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law known to such counsel to be binding on Incubate or any of its assets, or result in the creation or imposition of any mortgage, Lien, assessment, encumbrance, or restriction of any nature on any of the Incubate Exchange Shares or any of Incubate's assets or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any instrument or contract to which Incubate is a party or by which Incuate is bound and of which such counsel has knowledge;

               8.9.4. This Agreement constitutes the valid and binding obligation of Incubate and Perlstein, enforceable against each of them in accordance with their terms, subject to bankruptcy, reorganization, moratorium, insolvency or other laws and decisions affecting creditors' rights generally, public policy considerations and general equity principles. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and shareholder action of the Incubate;

               8.9.5. No consent by, approval or authorization of or filing, registration or qualification with any governmental authority is required (i) for the execution, delivery and performance of this Agreement by the Incubate,
(ii) in connection with Incubate's consummation of the transactions contemplated hereby and thereby or (iii) in order to vest in the Organitech Shareholders good and marketable title in and to all of the Incubate Exchange Shares upon the Closing;

               8.9.6. The issuance of the Incubate Exchange Shares to the Organitech Shareholders has been duly authorized by the Incubate, and upon such issuance, the Incubate Exchange Shares will be duly authorized, validly issued, fully paid, not assessable and free of any liens or rights in other parties;

               8.9.7. Incubate's authorized capital stock consists of 800,000,000 shares of common stock, of no par value per share, of which 4.5 million shares were issued and outstanding immediately prior to the Closing, and 100,000 shares of Preferred Stock, of no par value per share, none of which is issued and outstanding immediately prior to the Closing.

               8.9.8. Such counsel has no knowledge, without having undertaken an independent investigation, of (x) any order, notice, claim, litigation, proceeding or investigation by or before any court or governmental agency pending against or directly affecting Incubate, or (y) any action or proceeding instituted or threatened by or before any court or other governmental body to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         8.10. Delaware Domestication. Unless waived in writing by the Organitech Shareholders, Incubate shall have transferred its domestication to Delaware prior to Closing, to the end that at Closing, Incubate shall be a validly existing Delaware corporation; and all of the representations, warranties and covenants of Incubate set forth herein shall be deemed modified to the limited extent necessary to reflect its Delaware (rather than Colorado) jurisdiction of incorporation.

         8.11. Incubate's bylaws shall provide that any (i) public offering or private placement of Incubate's securities(other than the issuance of securities to a [strategic investor] not involving the dissemination of a private placement memorandum to multiple offerees), (ii) appointment or removal of its CEO, (iii) appointment or removal of its CFO, and (iv) granting of any registration rights to any shareholder, shall require the prior consent of no less than 75% of the voting power of Incubate's capital stock, and that any change in such provision shall require a similar 75% shareholder consent.

         8.12. The designees of the Organitech Shareholders to Incubate's board of directors listed on Schedule 3.2.2.3 shall have been duly elected to Incubate's board of directors prior to Closing. It is agreed by the parties that prior to May of 2001 any change in the designees, including their removal from the board of directors, shall require the consent of no less than 75% of the voting power of Incubate's capital stock.

         8.13. It is agreed by the parties that Arie Heller shall be appointed as a non-voting observer to Incubate's board of directors prior to Closing and shall remain in said position until October 2001.

         8.14 The parties agree to set up a search committee for a CEO. The search committee will work to identify a candidate for the CEO. The search committee is expected to recommend a candidate within 3 months. If it is successful in identifying a candidate for the position of CEO, it will recommend him to the shareholders and his appointment shall be approved as set forth in
Section 8.11 above. The search committee shall consist of Sharone Perlstein, Zohar Gendler, Arie Heller and Lior Hessel.

         8.15 Organitech's budget for the year 2000 shall continue according to the currently approved budget plus expenses associated with the transactions contemplated herein. Following the Closing, the General Manager (Lior Hessel) or his replacement will submit to the board of directors of Incubate a budget for the year 2001 based on the funds referred to in Section 5.3.4 above.

9.       INDEMNIFICATION

         9.1. General.

               9.1.1. Organitech hereby agrees to indemnify, defend and hold harmless Incubate from and against any and all Losses arising out of, based upon or resulting from (i) any false representation or warranty of Organitech which is contained in or made pursuant to this Agreement; (ii) any breach by Organitech of any of their agreements or obligations contained in or made pursuant to this Agreement; and (iv) any and all Legal Expenses arising out of the foregoing. To avoid doubt, the Losses shall be limited to the amount required for the curing of any breach.

               9.1.2. TEIC hereby agrees to indemnify, defend and hold harmless Incubate for any direct Losses occurring from false representations contained in Sections 4.1, 4.2, 4.9, 4.10, 4.11, 4.25 and 4.34.

               9.1.3. Hessel hereby agrees to indemnify, defend and hold harmless Incubate for any direct Losses occurring from false representations contained in Sections 4.1, 4.2, 4.3 (as to himself only), 4.4 (as to himself only), 4.5, 4.6 (as to himself only), 4.7, 4.8 (as to himself only), 4.9, 4.10 (as to himself only), 4.11, 4.17, 4.20.2, 4.20.3, 4.38 (as to himself only) and
4.41 (as to himself only. To avoid doubt, the indemnification obligations of Hessel vis a vis the representations of the Organitech Shareholders apply to himself only and not to any other shareholder.

               9.1.4. Incubate and Perlstein hereby agree to indemnify, defend and hold harmless the Organitech Shareholders from and against any and all Losses arising out of, based upon or resulting from (i) any false representation or warranty of Incubate which is contained in or made pursuant to this Agreement, (ii) any breach of Incubate prior to Closing of any of its agreements or obligations contained in or made pursuant to this Agreement; and (iii) any and all Legal Expenses arising out of the foregoing.

         9.2. Procedure. Promptly after receipt by any person entitled to indemnification under this Section 9 (an "Indemnified Party") of notice of the commencement of any action in respect of which the indemnified party will seek indemnification hereunder, the indemnified party shall so notify in writing the person(s) from whom indemnification hereunder is sought (collectively, the "Indemnifying Party"), but any failure so to notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under this Section 9 except to the extent that the indemnifying party's ability to defend such claim is materially prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such action and to assume control of such defense; provided, however, that:

               9.2.1. the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

               9.2.2. the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party;

               9.2.3. the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from liability in respect of such claim; and;

               9.2.4. the indemnifying party shall not be entitled to control but shall be entitled to participate at its own expense in the defense of, and the indemnified party shall be entitled to have sole control at its own expense over, the defense or settlement of any claim to the extent the claim seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the indemnified party.

         9.3. Reimbursement. After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action, the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party does not assume control of the defense of such claims as provided in this Section 9, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section. The reimbursement of fees, costs and expenses required by this Section 9 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

         9.4. Survival. The representations and warranties, agreements, and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive the date of the Closing and shall continue in full force and effect for a [twenty four (24) month] (the "Survival Period") following the Closing Date, and thereafter shall terminate and be of no further force or effect, except with respect to (i) liabilities for any item as to which, prior to the end of the Survival Period, the Organitech Shareholders or Incubate, as the case may be, shall have asserted a claim in writing as required pursuant to the provisions of this Section 9, which claim shall identify the basis with reasonable specificity, and (ii) any Tax or securities liability, which liability for such claim shall continue until it shall have been finally settled, decided or adjudicated.

         9.5. Limitation

               9.5.1. Other than the Indemnification provided for herein none of the indemnifying parties are responsible for any additional compensation and in no event shall there be any indemnification for the first aggregate amount of one hundred thousand dollars (100,000) for each indemnifying party for each indemnifiable event.

               9.5.2. The indemnification of Organitech, TEIC and Hessel shall be limited to an aggregate amount of their pro rata share of three million dollars based on their holdings.

               9.5.3. The indemnification of Incubate and Perlstein shall be limited to an aggregate amount of up to US$ 3 Million. The indemnification obligations expressly set forth in this Section 9, shall constitute the exclusive remedy against the Organitech Shareholders for any claim whatsoever under this Agreement by any of Perlstein, Incubate, its shareholders, directors, officers and their successors. However, nothing set forth herein shall be deemed to confer any benefit under this Agreement on any third party, which benefits are hereby expressly denied.

         9.6 Indemnification Procedure. In the event of an indemnifiable event Hessel and TEIC shall have the option at their sole discretion to elect to indemnify via cash or to give back shares (or a combination of cash and shares) to Incubate based on a valuation of $1 per each Incubate Exchange Share (as adjusted from time to time on account of split, combination, stock dividend etc.).

10.      TERMINATION

         10.1. Termination. This Agreement may be terminated prior to the Closing as follows:

               10.1.1. at the election of Incubate, if any one or more of the conditions to its obligation to proceed with the Closing, set forth in Section 7, has not been fulfilled on the Closing Date;

               10.1.2. at the election of the Organitech Shareholders or Organitech, if any one or more of the conditions to their obligation to proceed with the Closing set forth in Section 8, has not been fulfilled on the Closing Date;

               10.1.3. at the election of Incubate, if Organitech Shareholders or Organitech has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

               10.1.4. at the election of the Organitech Shareholders or Organitech, if Incubate has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

               10.1.5. at the election of Incubate, the Organitech Shareholders or Organitech, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person (other than Incubate, the Organitech Shareholders or Organitech) directed against the consummation of the

Closing and either Incubate, the Organitech Shareholders or Organitech, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof, taking into account the potential expense and delay likely to be involved; or

               10.1.6. at any time on or prior to the Closing Date, by mutual written consent of Incubate, the Organitech Shareholders and Organitech.

         10.2. If this Agreement so terminates, it shall become null and void and have no further force and effect, except as provided in Section 10.3.

         10.3. Survival. If this Agreement is validly terminated pursuant to
Section 10.1 and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that if Incubate terminates this Agreement because any of the conditions contained in Section 7.3 or Section 7.4 have not been satisfied, or if the Organitech Shareholders or Organitech terminates this Agreement because any of the conditions contained in Section 8.4 or Section 8.5 have not been satisfied then the terminating party shall have the right to pursue all of its legal remedies for breach of contract and damages; provided further that if this Agreement is validly terminated pursuant to Section 10.1 and the transactions contemplated hereby are not consummated as described above, the provisions of Section 6.3 relating to the obligation of to keep confidential and not to use certain information and to return documents and copies thereof to the disclosing party, and the provisions of Section 10.3 relating to responsibility for expenses shall survive. No party hereto shall have any liability to any other party in respect of a valid termination of this Agreement pursuant to Section 10.1, except to the extent set forth above.

         10.4. Expenses if No Closing. If the Closing does not occur and the transactions contemplated hereby are not consummated, then, subject to the right of a non-defaulting party to recover damages, costs and expenses from a defaulting party pursuant to Section 10.3, all costs and expenses incurred in connection with this Agreement shall be paid by the group incurring such expenses, i.e., by Incubate if incurred by Incubate, by the Organitech if incurred by the Organitech Shareholders or Organitech.

11.      GENERAL.

         11.1. No Tax Representations. The Organitech Shareholders, Organitech and Incubate agree that no representation or warranty has been made by them as to the tax consequences of the transactions contemplated by this Agreement, that each is engaging separate counsel with respect to such tax consequences, and that each is assuming its own respective tax liability, if any, arising out of this Agreement or the consummation of the transactions contemplated hereunder.

         11.2. Knowledge Qualification. Whenever a representation or warranty is made herein based on the knowledge of Incubate or Organitech (as the case may be) such knowledge shall be deemed to refer to the actual knowledge of the Chief Executive Officer, the President or any Vice President of Incubate or Organitech (as the case may be).

         11.3. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

         11.4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         11.5. Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and shall be delivered personally, sent by reputable overnight courier service (such as Federal Express), sent by telecopier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below:

               If to Organitech Shareholders or Organitech (prior to Closing):

                           Organitech Ltd
                                    P.O.B. 212
                                    Nesher 36601, Israel
                                    Telecopier No. ___________________
                                    Attention: Lior Hessel

                           With a copy to:

                                    Avi Goldsobel, Adv.
                                    Matam-Advanced Technology Center
                                    Building No. 30
                                    Haifa
                                    Telecopier No. ___________________
                                    Attention:  Avi Goldsobel, Adv.

         and
                                    [Benjamin Strauss, Esquire
                                    Pepper Hamilton LLP
                                    Suite 1600
                                    1201 Market Street
                                    Wilmington, Delaware  19801
                                    Telecopier No.302-656-8865]

                           If to Incubate (or Organitech after Closing):

                                    Incubate This! Inc.
                                    265 Sunrise Avenue, Suite 204
                                    Palm Beach, Florida  33480
                                    Telecopier No. ___________________
                                    Attention:________________________

\                          With a copy to:

                                    Mintmire & Associates
                                    265 Sunrise Avenue, Suite 204
                                    Palm Beach, Florida  33480
                                    Telecopier No. ____________________
                                    Attention: ________________________


or to such other address or telecopier number as the party entitled to receive such notice may, from time to time, specify in writing to the other party.

         11.6. Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of New York.

         11.7. No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any person other than the signatories hereto nor shall any such provision be enforceable by any other person.

         11.8. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.9. Schedules. All Schedules referred to in this Agreement are intended to be and are specifically incorporated by reference herein.

         11.10. Public Announcements. Neither the Organitech Shareholders, Organitech nor Incubate, without the prior written consent of the others, will make any press release or other similar public announcement concerning the transactions contemplated hereby, except as mandated (in the disclosing party's reasonable discretion) by applicable securities rules and regulations; provided, however, that at such time that a party hereto desires to publicize or otherwise release information relating to the subject matter hereof, Incubate and Organitech shall mutually agree upon the content and the method of release of such publicity or other release.

         11.11. Section Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         11.12. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transaction contemplated hereby and shall not be amended or terminated except by a written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous agreements or understandings between or among the parties regarding the subject matter hereof[, including without limitation, the Memorandum of Understanding for the Exchange of Common Stock dated September __, 2000 between Organitech and Incubate] are superseded in their entirety by this Agreement.

         11.13. Counterparts. This Agreement may be executed in two or more fully executed counterparts, including by facsimile, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same instrument.

                       [signatures on the following page]

                  IN WITNESS WHEREOF, the parties have executed this Stock Exchange Agreement on the date first written above.




--------------------------                           -------------------------
Lior Hessel                                          Incubate This! Inc.

                                                     By:
                                                        ----------------------

--------------------------

Technion Entrepreneurial Incubator Company Ltd.
                                                     -------------------------
By:                                                  Sharone Perlstein
   -----------------------


--------------------------
D. G. Pizza Ltd.

By:
   -----------------------



--------------------------
Arie Heller



--------------------------
Anat Heller



--------------------------
Organitech Ltd.

By:
   -----------------------